Exhibit 99.1
Company:	Jack Henry & Associates, Inc.	Analyst Contact:	Kevin D. Williams
	663 Highway 60, P.O. Box 807		Chief Financial Officer
	Monett, MO 65708		(417) 235-6652

		Media Contact:	Debbie Wood
General Manager
Marketing and Strategic Initiatives
(704) 357-0298

FOR IMMEDIATE RELEASE

JACK HENRY & ASSOCIATES TO ACQUIRE IPAY TECHNOLOGIES

- Acquisition of the Largest Independent U.S. Electronic Bill Pay Provider Continues Jack Henry & Associates' Strategic Expansion in Payments Industry -

Monett, Mo. - May 7, 2010 - Jack Henry & Associates, Inc. (Nasdaq: JKHY), a leading provider of integrated technology solutions and data processing services for financial institutions, today announced that it had entered into a definitive agreement for the acquisition of Kentucky-based iPay Technologies, a portfolio company of Spectrum Equity Investors and Bain Capital Ventures. iPay was founded in 2001 and currently operates as the largest independent electronic bill pay provider in the United States. Through strategic partnerships with more than 50 providers of information processing and online banking solutions, iPay's turnkey online bill pay services and technology are supporting more than 3,600 banks and credit unions. Under the terms of the definitive agreement, at the closing Jack Henry will purchase all of the equity of iPay for a purchase price of $300 million in cash, subject to certain closing and post-closing adjustments.

iPay partners with companies like Jack Henry & Associates to provide online bill payment solutions to financial institutions and supports those institutions' retail and small business customers with a highly configurable electronic payments platform. iPay's retail bill payment services include person-to-person payments, account-to-account interbank transfers, electronic bill presentment, the ability to pay bills from multiple accounts, expedited payments, payment tracking, automatic text alerts and payment reminders. Its small business bill pay suite includes functionality that permits users to delegate and manage payment tasks with strict entitlement controls, enforce dual account signature requirements to ensure established payment approvals, create customized electronic invoices and manage receivables.

According to Jack Prim, CEO, "iPay operates as a seamless extension of its business partners with a sophisticated bill pay engine that easily integrates with any online banking solution. We have been long-time business partners with iPay and have used its platform to process the electronic bill payments initiated with our NetTeller Bill Pay solution used by more than 1,075 banks and credit unions. We pursued this acquisition based on our first-hand experience with iPay's payments expertise and technology, its commitment to consistently deliver best-of-breed solutions, the outstanding service levels it provides, and our consistent corporate cultures. This is a key acquisition that supports our expansion in the electronic payments industry and further strengthens our payments offering."

Kevin Williams, CFO, said, "Consistent with our disciplined acquisition strategy, iPay Technologies, which is our largest acquisition to-date, adds proven solutions that complement our existing products and services, expands our presence and potential in the growing payments industry, broadens our reach outside our core client base with a highly competitive online bill pay solution, and increases our transaction-based and recurring revenues."

"iPay and Jack Henry have enjoyed a great partnership and we are thrilled that our two companies are now coming together," said Bill Ready, President of iPay Technologies. "Jack Henry has a reputation for outstanding service and provides a breadth of phenomenal products. Our combined capabilities will allow us to further enhance and expand the high quality, innovative products and services that our customers and partners receive from us today."

The acquisition is expected to close in June 2010, subject to regulatory approvals and customary closing conditions. Jack Henry & Associates was advised by Wells Fargo Securities and the law firm of Stinson Morrison Hecker LLP. William Blair & Company served as iPay's financial advisor in the transaction, and Choate, Hall & Stewart LLP provided legal counsel to iPay.

About iPay Technologies

iPay Technologies, owned by Spectrum Equity Investors, Bain Capital Ventures and management, provides online bill payment solutions and unmatched service to more banks and credit unions than any other bill payment provider. That includes more than half of the nation's credit unions and nearly 40 percent of the nation's community banks that use bill payment software. iPay's turnkey online bill payment solutions help financial institutions to attract, retain, and grow their most profitable customers. iPay was ranked a top performer among bill pay processors by Aite Group in their 2009 industry impact report. Additional information is available at www.ipaytechnologies.com

About Jack Henry & Associates, Inc.

Jack Henry & Associates, Inc. (Nasdaq: JKHY) is a leading provider of computer systems and ATM/debit card/ACH transaction processing services primarily for financial services organizations. Its technology solutions serve more than 11,800 customers nationwide, and are marketed and supported through three primary brands. Jack Henry Banking™ supports banks ranging from de novo to mid-tier institutions with information processing solutions. Symitar™ is the leading provider of information processing solutions for credit unions of all sizes. ProfitStars® provides highly specialized products and services that enable financial institutions of every asset size and charter, and diverse corporate entities to mitigate and control risks, optimize revenue and growth opportunities, and contain costs. Additional information is available at www.jackhenry.com.

Statements made in this news release that are not historical facts are forward-looking information. Actual results may differ materially from those projected in any forward-looking information. Specifically, there are a number of important factors that could cause actual results to differ materially from those anticipated by any forward-looking information. Additional information on these and other factors, which could affect the Company's financial results, are included in its Securities and Exchange Commission (SEC) filings on Form 10-K, and potential investors should review these statements. Finally, there may be other factors not mentioned above or included in the Company's SEC filings that may cause actual results to differ materially from any forward-looking information.